Exhibit 23.7

Resource Modeling Inc.

March 27, 2019

TO:	Seabridge Gold Inc. United States Securities and Exchange Commission
Re:	Seabridge Gold Inc. (the “Company”) Consent of Expert

Ladies and Gentlemen:

Reference is made to the following reports:

●	Courageous Lake Prefeasibility Study dated as of September 5, 2012 and revised and reissued November 11, 2014
●	2016 KSM (Kerr-Sulphurets-Mitchell) Prefeasibility Study Update and Preliminary Economic Assessment dated October 6, 2016 (collectively, the “Reports”),

and reference is also made to the disclosure in the 40-F (defined below) regarding the following resource estimates:

●	updated Deep Kerr inferred resource estimate as of February, 2017
●	new resource estimate at Iron Cap as at February 9, 2018
●	inferred resource estimate for Walsh Lake as of March, 2014 (such disclosure collectively, the “Estimates”),

In connection with the Company’s Annual Report on Form 40-F (the “40-F”), to be filed with the U.S. Securities and Exchange Commission (“SEC”) pursuant to the Securities Exchange Act of 1934, as amended, I, Michael J. Lechner, P.Geo., RPG, CPG, on behalf of myself and Resource Modeling Inc., hereby:

1.	consent to the public filing of the Reports and the Estimates and the use of any extracts from or a summary of the Reports in the 40-F;
2.	consent to the use of my name and Resource Modeling Inc.’s name and to the:

(a)	the references to the Reports, or portions thereof, in the 40-F and inclusion or incorporation by reference of information derived from the Reports; and
(b)	the inclusion of the Estimates, in the 40-F;

3.	confirm that I have read the 40-F and that it fairly and accurately represents the information in the sections of the Reports for which I am responsible; and
4.	confirm that I have read the 40-F and have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the Reports or the Estimates or that are within my knowledge as a result of the services performed by me in connection with the Reports and the Estimates.

Yours truly,

/s/ Michael J. Lechner
Michael J. Lechner, P.Geo., RPG, CPG